Exhibit (2)(g)(1)

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT to be effective as of the 24 day of August, 2011 between J.P. MORGAN ACCESS MULTI-STRATEGY FUND, II, a Delaware statutory trust (the “Fund”), and J.P. MORGAN INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).

WHEREAS, the Fund has been organized for the purpose of allocating discrete pools of its capital among portfolio managers (the “Portfolio Managers”) that invest through investment pools or managed accounts in a variety of markets and that employ, as a group, a range of investment techniques and strategies, as described in the Confidential Private Placement Memorandum of the Fund, as it may be amended and supplemented from time to time (the “Private Placement Memorandum”), and the Fund desires to avail itself of the experience, sources of information, advice, assistance and facilities of the Investment Manager, and desires to have the Investment Manager perform for it various investment management services;

WHEREAS, the Investment Manager is willing to perform such services under the terms and conditions hereinafter set forth;

WHEREAS, the Investment Manager has received a copy of the Agreement and Declaration of Trust (“Declaration of Trust”) of the Fund, in effect as of the date of this Agreement, and the Private Placement Memorandum;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of the Investment Manager. The Investment Manager will act as investment manager to the Fund and will be responsible for all investment decisions, either directly or indirectly through the selection and monitoring of the Portfolio Managers through which the assets of the Fund will be invested. The Investment Manager undertakes to give the Fund the benefit of its best judgment, efforts and facilities in rendering its services.

2. Authority of the Investment Manager. Subject to Section 5, and in connection with its obligations under this Agreement, the Investment Manager will have the authority for and in the name of the Fund (including, to the extent applicable, any subsidiary of the Fund) to manage the investment and reinvestment of the assets of the Fund and to continuously review, supervise and administer the investment program of the Fund subject to oversight by the Fund’s Board of Trustees (the “Board of Trustees”) and in accordance with the investment objective and policies described in the Private Placement Memorandum. Without limiting the generality of the foregoing, the Investment Manager is specifically authorized to:

(a) invest discrete portions of the Fund’s assets (which may constitute, in the aggregate, all of the Fund’s assets) in unregistered investment funds or other investment vehicles and registered investment companies (“Investment Funds”) that are managed by Portfolio Managers, which investments shall be subject in each case to the terms and conditions of the respective governing documents utilized by each Portfolio Manager;

(b) invest the Fund’s assets in any type of instrument it deems appropriate for the purpose of fulfilling the investment objective of the Fund as described in the Private Placement Memorandum;

(c) invest the cash balances of the Fund in any instruments it deems appropriate and to reinvest any income earned thereon in accordance with the investment program of the Fund;

(d) borrow or raise monies, on behalf of the Fund, and, from time to time issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and secure the payment of such or other obligations by mortgage upon, or hypothecation or pledge of, all or part of the property of the Fund, whether at the time owned or thereafter acquired, when deemed appropriate by the Investment Manager, including, without limitation, to meet repurchases that would otherwise result in the premature liquidation of investments;

(e) open, maintain and close bank accounts and brokerage accounts in the name of the Fund and draw checks or other orders for the payment of monies in respect of those accounts, and issue instructions and authorizations to brokers regarding securities and/or money therein, subject to the oversight of the Board of Trustees;

(f) do any and all acts on behalf of the Fund, and exercise all rights of the Fund, with respect to its interest in any person, firm, corporation or other entity, including, without limitation, the voting or abstention from voting of limited liability company interests, limited partnership interests, shares or other interests of the Investment Funds, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(g) advise the Board of Trustees in connection with any proposed changes to the Fund’s investment guidelines, policies or strategies from time to time in order to meet the Fund’s investment objective;

(h) supply the Fund’s administrator, custodian, escrow agent, or other service providers to the Fund, with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with the applicable agreements;

(i) authorize any employee or other agent of the Investment Manager or agent or employee of the Fund to act for and on behalf of the Fund in all matters incidental to the foregoing; and

(j) engage personnel, whether part-time or full-time, attorneys and independent accountants or such other persons as the Investment Manager may deem necessary or advisable.

Subject to Section 3(b) of this Agreement, the Investment Manager may be assisted in performing its services hereunder by sub-managers or consultants that it selects.

3. Policies of the Fund.

(a) The activities engaged in by the Investment Manager on behalf of the Fund shall be subject to the policies and control of the Board of Trustees.

(b) The selection of Subadvisers by the Investment Manager will be subject to the approval by the Board of Trustees in accordance with requirements of the 1940 Act and a vote of a majority of the outstanding voting securities of the Fund unless the Fund acts in reliance on exemptive, interpretive or other relief granted by the Securities and Exchange Commission (the “SEC”) from the provisions of the 1940 Act requiring such approval by security holders.

(c) The Fund and the Investment Manager agree to furnish to each other current prospectuses, proxy statements, reports to members or shareholders, true and complete copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Investment Manager will provide the Fund with records concerning the Investment Manager’s activities that the Fund is required to maintain and to render regular reports to the Fund’s officers and the Board of Trustees concerning the Investment Manager’s discharge of its responsibilities.

4. Status of the Investment Manager.

(a) The Investment Manager will for all purposes be an independent contractor and not an employee of the Fund, nor will anything in this Agreement be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. The Investment Manager shall have no authority to act for, represent, bind or obligate the Fund except as specifically provided in this Agreement or as specifically approved by the Board of Trustees.

(b) The Fund authorizes affiliates of the Investment Manager to provide services relating to the investment or trading of securities for the Fund and to retain compensation in connection with the transactions, provided that any such affiliate discloses, at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Investment Manager (the “Procedures”), the amount of the commission it has received and that the amount of such compensation is permissible under the Procedures. This authorization is executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) under that Act.

5. Conduct of the Investment Manager. All actions engaged in by the Investment Manager under this Agreement will at all times conform to and be in accordance with the requirements imposed by:

(a) any provisions of applicable law;

(b) such policies and procedures as may be adopted from time to time by the Board of Trustees, provided that the Investment Manager will not be obligated to follow any such policies or procedures that increases its obligations, responsibilities or liabilities until it has received actual notice of the policy or procedure.

6. Reimbursement of Legal and Other Professional Expenses. The Investment Manager, in its discretion, may rely upon the advice of legal counsel, independent accountants and other professional advisors to the Fund in connection with the performance of its activities on behalf of the Fund under this Agreement, and the Fund shall bear full responsibility therefor and the expense of any fees and disbursements arising from the use of such professional advisors.

7. Fees.

(a) The Fund shall pay the Investment Manager as full compensation for the services performed by the Investment Manager a fee of 1.25% per year (the “Management Fee”) payable monthly at a rate of 1/12 of 1.25% of the Fund’s month-end net asset value, before giving effect to repurchases, repurchase fees (if any), and after giving effect to other expenses. The Management Fee shall be appropriately prorated in the event that this Agreement becomes effective as of a date other than the beginning of a month or terminates as of a date other than the end of a month.

(b) Payment of the Management Fee shall be made monthly in arrears within 30 days of the calculation of the Fund’s net asset value each month.

(c) Each payment for services to the Investment Manager shall be accompanied by a report of the Fund, prepared either by the Fund’s administrator or by an established firm of independent public accountants, which shows the amount properly payable to the Investment Manager under this Agreement, and the manner of computation thereof.

8. Expenses of the Fund. The Fund will pay or assume all ordinary operating expenses of the Fund, other than expenses assumed by the Investment Manager. Expenses to be borne by the Fund include, without limitation (i) organizational costs, (ii) Securities and Exchange Commission fees and state Blue Sky qualification fees; (iii) industry association fees; (iv) costs of independent pricing services; (v) all expenses related to its investment program, (vi) all costs and expenses associated with the establishment of Separately Managed Accounts (as defined in the Fund’s Private Placement Memorandum) (whether or not consummated); (vii) any non-investment related interest expense, (viii) outside auditing and legal expenses; (ix) fees paid and out-of-pocket expenses reimbursed to the Fund’s administrator, custodian, transfer and dividend disbursing agents; (x) escrow and other recordkeeping fees and expenses; (xi) costs of errors and omissions/directors’ and officers’ liability insurance and a fidelity bond; (xii) Trustees’ fees; (xiii) advisory fees; (xiv) costs of preparing and mailing shareholder reports and other communications and shareholder meetings; (xv) costs of preparing and printing copies of the Private Placement Memorandum for regulatory purposes and for distribution to existing Shareholders; (xvi) costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Investment Manager and any custodian or other agent engaged by the Fund; (xvii) fees paid and out-of-pocket expenses reimbursed for fund accounting and investor services; and (xviii) any extraordinary expenses.

9. Expenses of the Investment Manager. The Investment Manager will bear all of its own costs incurred in providing investment advisory services to the Fund, including travel and other expenses related to the selection and monitoring of Portfolio Managers, as well as its other ordinary operating expenses.

10. Representations and Warranties.

(a) The Investment Manager represents and warrants that: (i) it has obtained all applicable licenses, permits, registrations, memberships and approvals that may be required in order to serve in its designated capacities with respect to this Agreement, and will continue to keep current those licenses, permits, registrations, memberships and approvals for so long as this Agreement is in effect; (ii) it is in material compliance with all requirements of applicable federal securities and commodities laws, regulations and rules, including the regulations and rules of the SEC, the Commodities Futures Trading Commission and all other laws, rules or regulations applicable to it or its activities; (iii) it will immediately notify the Fund of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to this Agreement; (iv) it has the capacity and authority to perform its obligations under this Agreement; (v) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Investment Manager and is a valid and binding agreement of the Investment Manager enforceable in accordance with its terms; and (vi) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(b) The Fund represents and warrants that: (i) it is a statutory trust duly formed and validly existing under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement; (ii) it has the capacity and authority to enter into this Agreement; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Fund and is a valid and binding agreement of the Fund enforceable in accordance with its terms; and (iv) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound that would materially limit or affect the performance of its duties under this Agreement.

11. Liability of Investment Manager. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in performance of its obligations and duties under this Agreement, (b) reckless disregard by the Investment Manager of its obligations and duties under this Agreement, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages will be limited to the period and the amount set out in Section 36(b)(3) of the 1940 Act), the Investment Manager will not be subject to any liability whatsoever to the Fund, or to any Shareholder of the Fund for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services under this Agreement including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

12. Indemnification.

(a) To the fullest extent permitted by law, the Fund will, subject to Section 12(c) of this Agreement, indemnify the Investment Manager (including for this purpose each officer, director, member, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Investment Manager, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses (“Losses,” and individually, a “Loss”) arising by reason of being or having been Investment Manager to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the Loss has been determined in a final judicial decision on the merits from which no further right of appeal may be taken in any action, suit, investigation or other proceeding, whether civil or criminal (“Action”), to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office (“disabling conduct”). Losses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses incurred in connection with the defense or disposition of any Action before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which the indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 12 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification of such liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section 12.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any Action upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 12(a) of this Agreement, so long as (1) the indemnitee provides security for the undertaking, (2) the Fund is insured by or on behalf of the indemnitee against Losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (3) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) (“Independent Trustees”) (excluding any Trustee who is either seeking advancement of expenses under this Agreement or is or has been a party to any other Action involving claims similar to those involved in the Action giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines, based on a review of readily available facts (as opposed to a full trial-type inquiry), that reason exists to believe that the indemnitee ultimately will be entitled to indemnification.

(c) With respect to the disposition of any Action (whether by a compromise payment, pursuant to a consent decree or otherwise) without a final decision on the merits by a court, or by any other body before which the Action has been brought, that an indemnitee was liable to the Fund or its Shareholders by reason of disabling conduct, indemnification will be provided in accordance with Section 12(a) of this Agreement if (1) the indemnification is approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Trustee who is either seeking indemnification under this Agreement or is or has been a party to any other Action involving claims similar to those involved in the Action giving rise to a claim for indemnification under this Agreement) upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Shareholders by reason of disabling conduct, or (2) the Trustees secure a written opinion of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which the indemnitee would otherwise be subject by reason of disabling conduct.

(d) Any indemnification or advancement of expenses made in accordance with this Section 12 will not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any Action involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of disabling conduct. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 12, it will be a defense that the indemnitee has not met the applicable standard of conduct described in this Section 12. In any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 12 the Fund will be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 12, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 12 will be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 12 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder will be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 12 will not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 12 will affect the power of the Fund to purchase and maintain liability insurance on behalf of the Investment Manager or any other indemnitee.

13. Activities of the Investment Manager and Others. The Investment Manager and its affiliates may engage, simultaneously with their investment management activities on behalf of the Fund, in other businesses and make investments for their own accounts, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of such engaging in other businesses, making such investments or rendering of services for others be deemed to be acting in conflict with the interests of the Fund. Notwithstanding the foregoing, the Investment Manager shall devote sufficient time to the management of the Fund’s assets as is necessary to supervise the investment activities of the Fund.

14. Permissible Interests. Subject to and in accordance with the Declaration of Trust and the organizational documents of the Investment Manager (the “Investment Manager Organizational Documents”), (a) Trustees (other than those identified as “disinterested” in the Fund’s Private Placement Memorandum), officers, employees, agents and Shareholders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as directors, officers, agents, shareholders or otherwise; (b) directors, officers, employees, agents and shareholders of the Investment Manager are or may be interested in the Fund as Trustees (other than those identified as “disinterested” in the Fund’s Private Placement Memorandum), officers, Shareholders or otherwise; and (c) the Investment Manager (or any successor) is or may be interested in the Fund as a Shareholder or otherwise. The effect of any such interrelationships will be governed by the Declaration of Trust, the Investment Manager Organizational Documents, the provisions of the 1940 Act and the provisions of the Investment Advisers Act of 1940.

15. Term. This Agreement will become effective as of the date first written above and will continue for an initial two-year term, and will continue thereafter so long as the continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided however, that if the Shareholders of the Fund fail to approve the Agreement as provided in this Section 15, the Investment Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules under that Act. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Investment Manager. This Agreement may be terminated by the Investment Manager at any time, without the payment of any penalty, upon 60 days’ written notice to the Fund.

16. Use of Name. The Fund acknowledges that it adopted its name through the permission of the Investment Manager. The Investment Manager hereby consents to the non-exclusive use by the Fund of “J.P. Morgan” in its name only so long as the Investment Manager or one of its affiliates serves as the investment manager of the Fund. The Fund agrees to indemnify and hold harmless the Investment Manager and its affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorney’s fees and disbursements, which may arise out of the Fund’s use or misuse of the name “J.P. Morgan Access Multi-Strategy Fund II” or out of any breach of or failure to comply with this Section 16.

17. Miscellaneous.

(a) Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the same meaning as in the Private Placement Memorandum. As used in this Agreement, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act, and relevant interpretations of those sections.

(b) Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five days after mailed by certified mail, return receipt requested, as follows:

If to the Investment Manager:

J.P. Morgan Investment Management, Inc.

270 Park Avenue

New York, New York 10017

Attention: Legal

If to the Fund:

J.P. Morgan Access Multi-Strategy Fund II

BNY Mellon Investment Servicing (U.S.) Inc.

301 Bellevue Parkway

Wilmington, Delaware 19809

Attention: [    ]

(c) Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

(d) Amendments and Waivers. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved, if required by the 1940 Act, (a) by vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

(e) Binding Effect; Assignment. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Investment Manager’s business or to a wholly owned subsidiary of such successor that does not result in a change of actual control of the Investment Manager’s business or management will not be deemed to be an assignment for the purposes of this Agreement.

(f) Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties to this Agreement, the parties expressly agree that all terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States applicable to agreements made and to be performed entirely in that jurisdiction, without regard to such jurisdiction’s conflict of laws provisions.

(g) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

(h) Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

(i) Survival. The provisions of Sections 6, 7, 8, 12, and 17(f) of this Agreement will survive the termination of this Agreement.

(j) Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement will not be binding upon any of the Trustees, Shareholders or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

By:
Name:
Title:

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:
Name:
Title: